Filed Pursuant to Rule 424(b)(7)
Registration No. 333-170293

Prospectus Supplement to Prospectus dated November 23, 2010

PROSPECTUS SUPPLEMENT

6,303,006 Shares

Vitamin Shoppe, Inc.

Common Stock

The selling stockholders identified in this prospectus supplement, including our principal stockholder, certain members of our management and certain of our other non-management stockholders, are offering up to 6,303,006 shares of common stock of Vitamin Shoppe, Inc. and will receive all of the proceeds from the offering. We will not receive any proceeds from the offering. See “Principal and Selling Stockholders.”

Our Common Stock is listed and currently traded on the NYSE with the symbol “VSI.” On December 1, 2010 the last reported sale price of our Common Stock was $29.24 per share.

	Per Share	Total
Public offering price	$29.00	$182,787,174
Underwriting discounts and commissions	$1.3593	$8,567,676
Proceeds, before expenses, to the Selling Stockholders	$27.6407	$174,219,498

Our principal stockholder has granted the underwriters a 30-day option to purchase up to an additional 945,450 shares from it at the public offering price less the underwriting discounts and commissions.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-5 and in the documents incorporated by reference herein, including our Annual Report on Form 10-K for the year ended December 26, 2009, to read about risks that you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about December 7, 2010.

Joint Book-Running Managers

BofA Merrill Lynch	Barclays Capital	J.P.Morgan

Co-Managers

Stifel Nicolaus Weisel	Baird	PiperJaffray

The date of this prospectus supplement is December 1, 2010

Prospectus supplement

S-i

About This Prospectus Supplement

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which contains more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the heading “Where You Can Find More Information.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized for use in connection with this offering. This prospectus supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized for use in connection with this offering and in the documents incorporated by reference herein, in the accompanying prospectus or any such free writing prospectus. We and the selling stockholders have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We and the selling stockholders are not, and the underwriters are not, making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus we have authorized for use in connection with this offering or any document incorporated by reference herein or therein is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations, and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our or the selling stockholders’ behalf or on behalf of the underwriters, to subscribe for and purchase any of the securities, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

S-ii

Special Note Regarding Forward-Looking Statements

Statements in this prospectus supplement that are not historical facts are hereby identified as “forward looking statements” for the purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. As a general matter, forward-looking statements are those focused upon anticipated events or trends and expectations and beliefs relating to matters that are not historical in nature. The words “believe,” “expect,” “plan,” “intend,” “estimate” or “anticipate” and similar expressions, as well as future or conditional verbs such as “will,” “should,” “would,” and “could” often identify forward-looking statements. Such forward-looking statements are subject to uncertainties and factors relating to our operations and business environment, any of which are difficult to predict and many of which are beyond our control. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

The following uncertainties and factors, among others (including those set forth under “Risk Factors”), could affect future performance and cause actual results to differ materially from those expressed in or implied by forward-looking statements:

•	unfavorable publicity or consumer perception of our products;

•	the impact of our substantial indebtedness on our financial health;

•	our continued ability to effectively manage and defend litigation matters pending, or asserted in the future, against us, including product liability claims;

•	our ability to obtain insurance coverage at current rates or at all;

•	compliance with government regulations;

•	our ability to maintain and to enter into key purchasing, supply and outsourcing relationships;

•	changes in our raw material costs;

•	increases in fuel prices;

•	disruptions to our warehouse and distribution facility;

•	the ability of our new store base to achieve sales and operating levels consistent with our mature store base;

•	pricing of our products;

•	the maturation of our stores opened since 2006;

•	our ability to protect our brand name;

•	our ability to renew our current leases and enter into new leases on terms acceptable to us;

•	the successful implementation of other strategic initiatives, including, without limitation, opening new stores and improving the functionality of our websites;

•	our ability to continue to access credit on terms previously obtained for the funding of our operations and capital projects;

•	recent legislation regarding healthcare;

•	our ability to respond to changing consumer demand; and

•	our ability to operate in a highly competitive industry.

S-iii

Summary

This summary highlights material information regarding the offering contained elsewhere in this prospectus, but may not contain all of the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the matters discussed under the caption “Risk factors” in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 26, 2009 and the detailed information and financial statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus. As used herein, the “Company,” “we,” “us” and “our” refer to “Vitamin Shoppe, Inc.” References to “VMS” mean vitamins, minerals, herbs, supplements, sports nutrition and other health and wellness products. You should read this entire prospectus, including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes thereto, before deciding whether to invest in our common stock.

Overview

We are a leading specialty retailer and direct marketer of vitamins, minerals, herbs, supplements, sports nutrition and other health and wellness products. For each of the past five years, we have been the fastest growing national VMS specialty retailer while maintaining our position as the second largest in retail sales in our industry. We market over 700 different nationally recognized brands as well as our proprietary Vitamin Shoppe, BodyTech and MD Select brands. We believe we offer the greatest variety of products among VMS retailers with approximately 8,000 stock keeping units (“SKUs”) offered in our typical store and an additional 12,000 SKUs available through our Internet and other direct sales channels. We target the dedicated, well-informed VMS consumer and differentiate ourselves by providing high quality products at competitive prices in an educational and high-touch customer service environment. We believe our extensive product offerings, together with our well-known brand name and emphasis on product education and customer service, help us bond with our target customer and serve as a foundation for strong customer loyalty.

We sell our products through two business segments: retail and direct. In our retail segment, we have leveraged our successful store economic model by opening a total of 169 new stores from the beginning of fiscal year 2006 through fiscal year 2009. As of November 15, 2010, we operated 481 stores in 38 states and the District of Columbia, located in high-traffic regional retail centers. In our direct segment, we sell our products directly to consumers through our websites, primarily www.vitaminshoppe.com, and our catalog. Our websites and our catalog complement our in-store experience by extending our retail product offerings and by enabling us to access customers outside our retail markets and those who prefer to shop online.

We have grown our net sales from $486.0 million in fiscal year 2006 to $674.5 million in fiscal year 2009, representing a compound annual growth rate (“CAGR”) of 11.5%. We have achieved positive comparable store sales for 16 consecutive years (prior to which we did not track comparable store sales) and have grown our retail sales from $407.5 million in 2006 to $596.3 million in 2009, representing a CAGR of 13.5%. We believe our industry performs well through economic cycles, and we have generated comparable store sales increases of 5.2% and 6.2% in 2009 and 2008, respectively, and 7.3% for the nine months ended September 24, 2010.

Industry

According to the Nutrition Business Journal (“NBJ”), sales of nutritional supplements in the United States in 2009 were approximately $26.9 billion, representing a 5.1% CAGR between 2001 and 2009. The NBJ forecasts 5.7% average annual growth for U.S. nutritional supplement sales through 2015. We believe that one of the primary trends driving the industry is consumption by the over-50 demographic, including Baby Boomers (those born between 1946 and 1964), who seek to improve their health and wellness and treat and prevent disease and illness. According to the U.S. Census, the total U.S. population of people 50 and older is expected to increase to 115 million people in 2018 from 94 million people in 2008, representing a CAGR of 2.0%, which is more than twice the overall population growth rate.

According to the NBJ, growth in the U.S. nutritional supplement industry is expected to be led by the sports nutrition and specialty supplements product categories. Based on NBJ forecasts, from 2010 to 2015, the U.S. sports nutrition product category is expected to grow approximately 46% faster than the overall industry, and the specialty supplements product category is expected to grow approximately 9% faster than the overall industry. Our sales are concentrated in these fastest-growing categories. Grouped in a manner consistent with NBJ’s data, the specialty supplements and sports nutrition product categories represented 26.9% and 29.1%, respectively, of our fiscal 2009 net sales.

Risk Factors

An investment in our common stock is subject to a number of risks and uncertainties. Before investing in our common stock, you should carefully consider the following, as well as the more detailed discussion of risk factors and other information included in this prospectus supplement:

•

unfavorable publicity or consumer perception of our products and any similar products distributed by other companies could cause fluctuations in our operating results and could have a material adverse effect on our reputation, resulting in decreased sales;

•	our substantial indebtedness could adversely affect our financial health;

•	we may incur material product liability claims, which could increase our costs and adversely affect our reputation, sales and operating income;

•	we may not be able to obtain insurance coverage in the future at current rates or at all; and

•	compliance with new and existing governmental regulations could increase our costs significantly and adversely affect our operating income.

Recent Developments

On October 27, 2010, we announced our intention to redeem $20.0 million of our Second Priority Senior Secured Floating Rate Notes due 2012 (the “Notes”), to be financed by our existing available cash. The redemption was consummated on November 26, 2010, and will result in approximately $1.0 million (pre-tax) savings in interest expense on an annual basis, as well as a charge of approximately $0.2 million (pre-tax) to loss on extinguishment of debt, as a result of certain write-offs related to the redemption, during the fourth quarter of this year.

Corporate and Other Information

Our executive offices are located at 2101 91st Street, North Bergen, New Jersey 07047, and our telephone number is (201) 868-5959. Our principal website address is www.vitaminshoppe.com. Information contained on any of our websites does not constitute part of this prospectus.

The Vitamin Shoppe and BodyTech are some of our registered trademarks. Other brand names or trademarks appearing in this prospectus are the property of their respective owners. Solely for convenience, our trademarks and tradenames referred to in this prospectus are without the ® symbol, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensors to these trademarks and tradenames.

Some of the market and industry data and other statistical information used throughout this prospectus are based on independent industry publications including the 2010 Supplement Business Report issue of the NBJ, government publications, reports by market research firms or other published independent sources. Some data are also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources referred to above. The industry forecasts and projections are based on industry surveys and management’s experience in the industry, and we cannot give you any assurance that any of the projected results will be achieved.

The Offering

Common stock offered by the selling stockholders	6,303,006 shares (or 7,248,456 shares if the underwriters’ overallotment option is exercised in full.)

Use of proceeds	The selling stockholders will receive all of the proceeds from this offering, and we will not receive any proceeds from the sale of shares in this offering. The selling stockholders include members of our management and certain of our other equity holders. Irving Place Capital Partners II, L.P. (“IPC”) is our principal stockholder and is a selling stockholder in this offering. See “Principal and Selling Stockholders.”

Over Allotment	IPC has granted the underwriters an option to purchase up to an additional 945,450 shares from it at the public offering price less the underwriting discounts and commissions, which option may be exercised at any time in whole, or from time to time in part, on or before the 30th day following the date of this prospectus supplement.

Dividends	We do not anticipate paying any cash dividends in the foreseeable future.

Risk Factors	See “Risk Factors” beginning on page S-5 for a discussion of some of the factors you should carefully consider before deciding to invest in shares of our common stock.

Conflict of Interest	Under FINRA Rule 2720, we are considered an affiliate of J.P. Morgan Securities LLC because J.P. Morgan Securities LLC has an economic interest in approximately 12% of our common stock outstanding as of October 26, 2010. See “Underwriting—Conflict of Interest.” Certain affiliates of J.P. Morgan Securities LLC will receive a portion of the proceeds of this offering and J.P. Morgan Securities LLC, through these affiliates, will receive in excess of 5% of the net proceeds of this offering. See “Principal and Selling Stockholders.”

New York Stock Exchange symbol	“VSI.”

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their over-allotment option.

Risk Factors

Investing in our common stock involves substantial risk. Our business, operating results and cash flows can be impacted by a number of factors, any one of which could cause our actual results to vary materially from recent results or from our anticipated future results. Along with the risks and uncertainties listed below you should carefully consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 26, 2009, which is incorporated by reference in this prospectus supplement, and which may be amended, supplemented or superseded from time to time by other documents we file with the SEC in the future.

Risks Relating to Our Business and Industry

Unfavorable publicity or consumer perception of our products and any similar products distributed by other companies could cause fluctuations in our operating results and could have a material adverse effect on our reputation, resulting in decreased sales.

We are highly dependent upon consumer perception regarding the safety and quality of our products, as well as similar products distributed by other companies. Consumer perception of products can be significantly influenced by adverse publicity in the form of published scientific research, national media attention or other publicity, whether or not accurate, that associates consumption of our products or any other similar products with illness or other adverse effects, or questions the benefits of our or similar products or that claims that any such products are ineffective. A product may be received favorably, resulting in high sales associated with that product that may not be sustainable as consumer preferences change. Future scientific research or publicity could be unfavorable to our industry or any of our particular products and may not be consistent with earlier favorable research or publicity. Such research or publicity could have a material adverse effect on our ability to generate sales. For example, sales of some of our products, such as those containing Ephedra, were initially strong, but decreased as a result of negative publicity and an ultimate ban by the Food and Drug Administration (“FDA”). As a result of the above factors, our operations may fluctuate significantly from quarter-to-quarter and year to year.

Our failure to appropriately respond to changing consumer preferences and demand for new products and services could significantly harm our customer relationships and sales.

Our business is subject to changing consumer trends and preferences. Our failure to accurately predict or react to these trends could negatively impact consumer opinion of us as a source for the latest products, which in turn could harm our customer relationships and cause us to lose market share. The success of our new product offerings depends upon a number of factors, including our ability to:

•	anticipate customer needs;

•	innovate and develop new products;

•	successfully commercialize new products in a timely manner;

•	price our products competitively with retail and online competitors;

•	deliver our products in sufficient volumes and in a timely manner; and

•	differentiate our product offerings from those of our competitors.

If we do not introduce new products or make enhancements to meet the changing needs of our customers in a timely manner, some of our products could be rendered obsolete, which could have a material adverse effect on our sales and operating results.

Our substantial indebtedness could adversely affect our financial health.

As of September 25, 2010, we had $103.1 million of outstanding indebtedness (excluding capital leases). Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to our indebtedness;

•	increase our vulnerability to general adverse economic, industry and competitive conditions;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.

Additionally, despite our current indebtedness levels, the agreements governing our outstanding debt upon consummation of the offering would allow us to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We may incur material product liability claims, which could increase our costs and adversely affect our reputation, sales and operating income.

As a retailer and direct marketer of products designed for human consumption, we are subject to product liability claims if the use of our products is alleged to have resulted in injury or include inadequate instructions for use or inadequate warnings concerning possible side effects and interactions with other substances. Most of our products are vitamins, minerals, herbs and other ingredients that are classified as foods or dietary supplements and are not subject to pre-market regulatory approval in the United States. Our products could contain contaminated substances, and some of our products contain ingredients that do not have long histories of human consumption. Previously unknown adverse reactions resulting from human consumption of these ingredients could occur. While we attempt to manage these risks by obtaining indemnification agreements and insurance, our insurance policies may not be sufficient or available and/or third parties may not satisfy their commitments to us. A product liability claim against us could result in increased costs and could adversely affect our reputation with our customers, which in turn could adversely affect our financial performance.

We may not be able to obtain insurance coverage in the future at current rates.

Our current insurance program is consistent with both our past level of coverage and our risk management policies. While we believe we will be able to obtain product liability insurance in the future, because of increased selectivity by insurance providers we may only be able to obtain such insurance at increased rates and/or with reduced coverage levels which could reduce our income from operations.

Compliance with new and existing governmental regulations could increase our costs significantly and adversely affect our operating income.

The processing, formulation, manufacturing, packaging, labeling, advertising and distribution of our products are subject to federal laws and regulation by one or more federal agencies, including the FDA, Federal Trade Commission (“FTC”), the Department of Agriculture (“DOA”) and the Environmental Protection Agency (“EPA”). These activities are also regulated by various state, local and international laws and agencies of the states and localities in which our products are sold. Regulations may prevent or delay the introduction, or require the reformulation, of our products, which could result in lost sales and increased costs to us. The FDA may not accept the evidence of safety for any new ingredients that we may want to market, may determine that a particular product or product ingredient presents an unacceptable health risk, may determine that a particular statement of nutritional support on our products, or that we want to use on our products, is an unacceptable drug claim or an unauthorized version of a food “health claim,” or the FDA or the FTC may determine that particular claims are not adequately supported by available scientific evidence. Any such regulatory determination would prevent us from marketing particular products or using certain statements on our products which could adversely affect our sales of those products. The FDA also could require us to remove a particular product from the market. For example, in April 2004, the FDA banned the sale of products containing Ephedra. We stopped selling Ephedra-based products in June 2003. Sales of products containing Ephedra amounted to approximately $10.9 million, or 4% of our net sales, in 2002. Any recall or removal of products we sell could result in additional costs to us and the loss of future sales from any products that we are required to remove from the market. Any such product recalls or removals could also lead to liability and substantial costs. Delayed product introduction, product recalls or similar issues as a result of governmental regulation may arise from time to time, which may have a material adverse effect on our sales and operating results.

In addition, from time to time, Congress, the FDA, the FTC or other federal, state, local or foreign legislative and regulatory authorities may impose additional laws or regulations that apply to us, repeal laws or regulations that we consider favorable to us or impose more stringent interpretations of current laws or regulations. We are not able to predict the nature of such future laws, regulations, repeals or interpretations or to predict the effect additional governmental regulation, when and if it occurs, would have on our business in the future. Such developments could require reformulation of certain products to meet new standards, recalls or discontinuance of certain products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of certain products, additional or different labeling, additional scientific substantiation, adverse event reporting or other new requirements. Any such developments could increase our costs significantly and could have a material adverse effect on our business, financial condition and results of operations. For example, legislation has been passed by Congress to, among other things, impose substantial new regulatory requirements for dietary supplements, including adverse event reporting, and post-market surveillance requirements, which could raise our costs and negatively impact our business. In addition, the FDA has adopted rules on good manufacturing practices (“GMP”) in manufacturing, packaging, or holding dietary ingredients and dietary supplements, which apply to the products we distribute. These regulations will require dietary supplements to be prepared, packaged and held in compliance with stricter rules, and require quality control provisions similar to those in the drug GMP regulations. We or our third-party manufacturers may not be able to comply with the new rules without incurring additional expenses, which could be significant.

We rely on contract manufacturers to produce all of the Vitamin Shoppe and BodyTech branded products we sell. Disruptions in our contract manufacturers’ systems or losses of manufacturing certifications could adversely affect our sales and customer relationships.

Our contract manufacturers produce 100% of our Vitamin Shoppe and BodyTech branded products. Any significant disruption in those operations for any reason, such as regulatory requirements and loss of certifications, power interruptions, fires, hurricanes, war or threats of terrorism could adversely affect our sales and customer relationships.

Increase in the price and shortage of supply of key raw materials could adversely affect our business.

Our products are composed of certain key raw materials. If the prices of these raw materials were to increase significantly, it could result in a significant increase to us in the prices our contract manufacturers and third-party manufacturers charge us for our Vitamin Shoppe and BodyTech branded products and third-party products. Raw material prices may increase in the future and we may not be able to pass on such increases to our customers. A significant increase in the price of raw materials that cannot be passed on to customers could have a material adverse effect on our results of operations and financial condition. In addition, if we no longer are able to obtain products from one or more of our suppliers on terms reasonable to us or at all, our revenues could suffer. We purchased approximately 6% of our total merchandise from Nature’s Value during Fiscal 2009, one of the suppliers of our Vitamin Shoppe and BodyTech branded products. Events such as the threat of terrorist attacks or war, or the perceived threat thereof, may also have a significant impact on raw material prices and transportation costs for our products. In addition, the interruption in supply of certain key raw materials essential to the manufacturing of our products, may have an adverse impact on our supplier’s ability to provide us with the necessary products needed to maintain our customer relationships and an adequate level of sales.

We rely on a single warehouse and distribution facility to distribute all of the products we sell. Disruptions to our warehouse and distribution facility could adversely affect our business.

Our warehouse and distribution operations are currently concentrated in a single location adjacent to our corporate headquarters in New Jersey. Any significant disruption in our distribution center operations for any reason, such as a flood, fire or hurricane, could adversely affect our product distributions and sales until such time as we are able to secure an alternative distribution method. In addition, our west coast distribution facility is not sufficient to meet our distribution requirements in the event of a major disruption to our primary facility.

Our new store base, or any stores opened in the future, may not achieve sales and operating levels consistent with our mature store base on a timely basis or at all. In addition, our growth strategy includes the addition of a significant number of new stores each year. We may not be able to successfully implement this strategy on a timely basis or at all, and our business could be adversely affected if we are unable to successfully negotiate favorable lease terms.

Since the beginning of 2006 through Fiscal 2009, we have opened 169 new stores in existing and new markets. Historically, our new stores have reached sales that are consistent with our mature stores over the course of a three to four year period. New stores opened since the beginning of 2006, or any new stores to be opened in the future, may not achieve sales and operating levels consistent with our mature store base in this time frame or at all. The failure of our new store base to achieve sales and operating levels consistent with our mature store base on a timely basis will have an adverse effect on our financial condition and operating results. As of November 15, 2010, we leased 481 stores along with our corporate headquarters and distribution facility. The store leases are generally for a term of 10 years and we have options to extend most leases for a minimum of five years. Our business, financial condition, and operating results could be adversely affected if we are unable to continue to negotiate acceptable lease and renewal terms.

In addition, our growth continues to depend, in part, on our ability to open and operate new stores successfully. The success of this strategy depends upon, among other things, the identification of suitable sites for store locations, the negotiation of acceptable lease terms, the hiring, training and retention of competent sales personnel, and the effective management of inventory to meet the needs of new and existing stores on a timely basis. Our proposed expansion will also place increased demands on our operational, managerial and administrative resources. These increased demands could cause us to operate our business less effectively, which in turn could cause deterioration in the financial performance of our existing stores. Further, our new store openings may result in reduced net sales volumes in the direct channel, as well as in our existing stores in those markets. We expect to fund our expansion through cash flow from operations and, if necessary, by borrowings under our 2009 Revolving Credit Facility. If we experience a decline in performance, we may slow or discontinue store openings. If we fail to successfully implement these strategies, our financial condition and operating results may be adversely affected.

If we fail to protect our brand name, competitors may adopt tradenames that dilute the value of our brand name.

We may be unable or unwilling to strictly enforce our trademark in each jurisdiction in which we do business. In addition, because of the differences in foreign trademark laws concerning proprietary rights, our trademarks may not receive the same degree of protection in foreign countries as they do in the United States. Also, we may not always be able to successfully enforce our trademarks against competitors, or against challenges by others. Our failure to successfully protect our trademarks could diminish the value and efficacy of our past and future marketing efforts, and could cause customer confusion and potentially adversely affect our sales and profitability. Moreover, we may be subject to intellectual property litigation and infringement claims, which could cause us to incur significant expenses or prevent us from selling or using some aspect of our products.

Our ability to continue to access credit on the terms previously obtained for the funding of our operations and capital projects may be limited due to the deterioration of the credit markets.

The credit markets and the financial services industry continue to experience a period of significant disruption characterized by the bankruptcy, failure, collapse or sale of various financial institutions, increased volatility in securities prices, severely diminished liquidity and credit availability and a significant level of intervention from the United States and other governments. Continued concerns about the systemic impact of potential long-term or widespread recession, energy costs, geopolitical issues, the availability and cost of credit, the global commercial and residential real estate markets and related mortgage markets and reduced consumer confidence have contributed to increased market volatility and diminished expectations for most developed and emerging economies. As a result of these market conditions, the cost and availability of credit has been and may continue to be adversely affected by illiquid credit markets and wider credit spreads.

Due to current economic conditions, we cannot be certain that funding for our capital and operating needs on a long term basis will be available from our existing financial institutions and the credit markets if needed, and if available, to the extent required, and on acceptable terms. Our 2009 Revolving Credit Facility matures in September 2013, which we feel should cover our foreseeable liquidity needs. However, if we cannot obtain sufficient funding when needed, or on acceptable terms, we may be unable to continue our current rate of growth and store expansion, which may have an adverse effect on our revenues and results of operations.

Recent legislation regarding healthcare may adversely impact our results of operations

We currently provide medical and dental insurance benefits to substantially all of our full-time employees. The Patient Protection and Affordable Care Act, signed into law in March 2010, may cause the cost of providing medical insurance to our employees to increase. We may not be able to pass these costs on to our customers, which could have an adverse impact on our results of operations and cash flows.

Risks Relating to the Shares and this Offering

Shares eligible for future sale may cause the market price of our common stock to decline, even if our business is doing well.

Sales of substantial amounts of our common stock in the public market after this offering, or the perception that these sales may occur, could adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. Our amended and restated certificate of incorporation authorizes us to issue 400,000,000 shares of common stock and we have 28,134,861 shares of common stock issued and outstanding as of November 15, 2010. As of September 25, 2010, there were a total of 2,945,476 options outstanding under the Amended and Restated 2006 Stock Option Plan of Vitamin Shoppe, Inc. (the “2006 Plan”) and Vitamin Shoppe 2009 Equity Incentive Plan (the “2009 Plan”) of which 1,908,693 were vested and 938,330 in the aggregate were available for grant under the 2006 Plan and the 2009 Plan. In addition, as of September 25, 2010, there were 22,639 vested and 125,731 unvested restricted shares under the 2009 Plan. Upon completion of this offering, approximately 4.5 million outstanding shares of our common stock will be subject to lock-up agreements with the underwriters, restricting the sale of such shares for 90 days after the date of this prospectus (subject to extension). These lock-up agreements are subject to a number of exceptions and holders may be released from these agreements without prior notice at the discretion of underwriters. Some of our stockholders are entitled, subject to limited exceptions, to demand registration rights with respect to the registration of shares under the Securities Act of 1933, as amended (the “Securities Act”). By exercising their registration rights, and selling a large number of shares, these holders could cause the price of our common stock to decline. An estimated 4.8 million shares of common stock will be entitled to demand registration rights 90 days after completion of this offering (subject to extension).

Our stock price may continue to be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the price at which you purchase them.

The initial public offering of our common stock was completed in November 2009 at a price of $17.00 per share and a secondary offering of our common stock was completed in May 2010 at a price of $23.50 per share. There has been a public market for our common stock for a limited period of time. An active, liquid and orderly market for our common stock may not be sustained, which could depress the trading price of our common stock. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares. In addition, the market price of our common stock may fluctuate significantly in response to a number of factors, most of which we cannot control.

We do not currently intend to pay dividends on our common stock, and as a result, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

We have not declared or paid any cash dividends on our common stock and we do not expect to declare or pay any cash dividends on our common stock in the foreseeable future. In addition, our senior credit facility may limit our ability to declare and pay cash dividends on our common stock. As a result, your only opportunity to achieve a return on your investment in us will be if the market price of our common stock appreciates and you sell your shares at a profit. The market price for our common stock after this offering might never exceed the price that you pay for our common stock in this offering.

Certain provisions of our corporate governing documents and Delaware law could discourage, delay, or prevent a merger or acquisition at a premium price.

Certain provisions of our organizational documents and Delaware law could discourage potential acquisition proposals, delay or prevent a change in control of our company, or limit the price that investors may be willing to pay in the future for shares of our common stock. For example, our certificate of incorporation and by-laws permit us to issue, without any further vote or action by the stockholders, up to 250,000,000 shares of preferred stock in one or more series and, with respect to each series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional, and other special rights, if any, and any qualifications, limitations, or restrictions of the shares of the series.

We operate in a highly competitive industry. Our failure to compete effectively could adversely affect our sales and growth prospects.

The U.S. nutritional supplements retail industry is a large and highly fragmented industry. In 2008, no single industry participant accounted for more than 5% of total industry sales. We compete primarily against other specialty retailers, supermarkets, drugstores, mass merchants, multi-level marketing organizations and mail order companies. This market is highly sensitive to the introduction of new products, which may rapidly capture a significant share of the market. As certain products become more mainstream, we experience increased competition for those products. For example, as the trend in favor of low carb products developed, we experienced increased competition for our low carb products from supermarkets, drug stores, mass merchants and other food companies. Increased competition from companies that distribute through retail or wholesale channels could have a material adverse effect on our financial condition and results of operations. Certain of our competitors may have significantly greater financial, technical and marketing resources than we do. In addition, our competitors may be more effective and efficient in introducing new products. We may not be able to compete effectively, and any of the factors listed above may cause price reductions, reduced margins and losses of our market share.

Use of Proceeds

The selling stockholders will receive all of the proceeds from this offering. We will not receive any proceeds from the sale of shares of our common stock in this offering. We will pay the expenses, other than underwriting discounts and commissions, associated with the sale of shares by the selling stockholders. The selling stockholders include our principal stockholder, IPC, members of management and certain of our other equity holders. See “Principal and Selling Stockholders.”

Principal and Selling Stockholders

The following table sets forth, as of November 15, 2010 information concerning the beneficial ownership of our capital stock after giving effect to this offering by:

•	each of the selling stockholders;

•	each holder of more than 5% of any class of voting stock;

•	each of our executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

Beneficial ownership percentages prior to the consummation of this offering are based upon 28,134,861 shares of common stock outstanding as of November 15, 2010. Beneficial ownership percentages after the consummation of this offering are based upon 28,537,222 shares of common stock outstanding, which includes 28,134,861 shares outstanding as of November 15, 2010 plus 402,361 shares to be received upon exercise of outstanding stock options by the members of our management selling in this offering. Each of the persons set forth below has sole voting power and sole investment power with respect to the shares set forth opposite his or her name, except as otherwise noted. Except as expressly set forth below, none of the selling stockholders is known to us to be a registered broker-dealer or an affiliate of a registered broker-dealer. Unless otherwise noted, the address of each stockholder is c/o Vitamin Shoppe, Inc., 2101 91st Street, North Bergen, NJ 07047. The following table includes shares of common stock issuable within 60 days of November 15, 2010 upon the exercise of all options and other rights beneficially owned by the indicated person on that date. If the underwriters exercise their overallotment option, all shares to be sold pursuant to the option will be sold by IPC. If the overallotment option is exercised in full, an additional 945,450 shares will be sold by IPC, and consequently, following the exercise, IPC will own 2,564,831 shares, or approximately 9.0% of the shares outstanding.

	COMMON STOCK BENEFICIALLY OWNED	PERCENT	SHARES OF COMMON STOCK BEING OFFERED	SHARES OF COMMON STOCK BENEFICIALLY OWNED AFTER THIS OFFERING	PERCENT	ADDITIONAL SHARES OF COMMON STOCK ISSUABLE PURSUANT TO UNVESTED OPTIONS
IPC/Vitamin, LLC (1)	9,010,281	32.0%	5,500,000	3,510,281	12.3%	—
Fidelity Management & Research (2)	2,484,700	8.8%		2,484,700	8.7%	—
Eagle Asset Management, Inc. (3)	2,252,123	8.0%		2,252,123	7.9%	—
Adage Capital Management, L.P. (4)	1,895,000	6.7%		1,895,000	6.6%	—
All other non-management selling stockholders as a group (5)	358,006	1.3%	358,006	—	—	—
Executive Officers and Directors:
Richard L.Markee	284,742	*	75,000	209,742	*	255,900
Anthony N. Truesdale	573,774	2.0%	150,000	423,774	1.5%	21,250
Michael Archbold	471,236	1.7%	200,000	271,236	*	122,185
Cosmo La Forgia	14,203	*		14,203	*	5,699
James M. Sander	34,865	*	10,000	24,865	*	34,195
Louis Weiss	75,574	*	10,000	65,574	*	16,167
B. Michael Becker	13,958	*		13,958	*	13,959
Catherine Buggeln	6,979	*		6,979	*	20,937
John H. Edmondson	29,329	*		29,329	*	1,662
David H. Edwab	30,036	*		30,036	*	2,492
John D. Howard (1)	9,010,281	32.0%	5,500,000	3,510,281	12.3%	—
Douglas R. Korn (6)	—	—		—	—	—
Richard L. Perkal (7)	—	—		—	—	—
Beth M. Pritchard	13,958	*		13,958	*	13,959
Katherine Savitt-Lennon	6,979	*		6,979	*	20,937

All named directors and executive officers as a group (15 persons)	10,565,914	35.8%	5,945,000	4,620,914	16.2%	529,342

*	Represents less than 1%.
(1)	Mr. Howard, by virtue of his status as the sole member of JDH Management, LLC, may be deemed to share beneficial ownership of shares owned by IPC/Vitamin, LLC. Mr. Howard and IPC Manager II, LLC share investment and voting power with respect to such shares. Mr. Howard is employed by Irving Place Capital Management, L.P., a private equity firm. His business address is 277 Park Avenue, New York, New York 10172.
(2)	Based solely on a Form 13F filed with the SEC by Fidelity Management & Research for the quarter ended September 30, 2010. Fidelity disclosed that it has sole voting and dispositive power with respect to all shares. Fidelity’s address is 82 Devonshire Street, Boston, Massachusetts 61757.
(3)	Based solely on a Form 13F filed with the SEC by Eagle Asset Management, Inc. for the quarter ended September 30, 2010. Eagle Asset Management disclosed that it has sole dispositive power with respect to all shares and sole voting power with respect to 2162313 shares. Eagle Asset Management’s address is 880 Carillon Parkway, P.O. Box 10520, Saint Petersburg, Florida.
(4)	Based solely on a Form 13F filed with the SEC by Adage Capital Partners GP, L.L.C. for the quarter ended September 30, 2010. Adage disclosed that it has sole voting and dispositive power with respect to all shares. Adage’s address is 200 Clarendon Street, 52nd floor, Boston, Massachusetts 02116.
(5)	Includes all other selling stockholders, consisting solely of the Horowitz family. The Horowitz family consists of Jeffrey Horowitz, Helen Horowitz and two family trusts. Other than the shares held in the family trusts, Jeffrey Horowitz disclaims beneficial ownership of shares held by Helen Horowitz, and Helen Horowitz disclaims beneficial ownership of shares held by Jeffrey Horowitz. The business address for each stockholder identified in this footnote is c/o Fried, Frank, Harris, Shriver and Jacobson LLP, One New York Plaza, New York, New York 10004 and the telephone number is (212) 859-8000.
(6)	Mr. Korn is employed by Irving Place Capital Management, L.P., a private equity firm. His business address is 277 Park Avenue, New York, New York 10172.
(7)	Mr. Perkal is employed by Irving Place Capital Management, L.P., a private equity firm. His business address is 277 Park Avenue, New York, New York 10172.

Material U.S. Federal Income Tax Considerations

The following is a summary of material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock to a non-U.S. holder. For purposes of this summary, a “non-U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or foreign trust.

In the case of a holder that is classified as a partnership for U.S. federal income tax purposes that holds our common stock, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, then you should consult your own tax advisors.

This summary is based upon the provisions of the Internal Revenue Code (the “Code”), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

This summary does not address all aspects of U.S. federal income taxes that may be relevant to non-U.S. holders in light of their personal circumstances, and does not deal with federal taxes other than the federal income tax or with foreign, state, local or other tax considerations. Special rules, not discussed here, may apply to certain non-U.S. holders, including:

•	U.S. expatriates;

•	controlled foreign corporations;

•	passive foreign investment companies; and

•	corporations that accumulate earnings to avoid U.S. federal income tax.

Such non-U.S. holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

This summary applies only to a non-U.S. holder that holds our common stock as a capital asset (within the meaning of Section 1221 of the Code).

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the ownership of common stock, as well as the consequences to you arising under U.S. tax laws other than the federal income tax law or under the laws of any other taxing jurisdiction.

Dividends

Dividends paid to you (to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes) generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

However, dividends that are effectively connected with the conduct of a trade or business by you within the United States and, where a tax treaty applies, are generally attributable to a United States permanent establishment or fixed base, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements including delivery of a properly completed Internal Revenue Service Form W-8ECI must be satisfied for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If the amount of a distribution paid on our common stock exceeds our current and accumulated earnings and profits, such excess will be allocated ratably among each share of common stock with respect to which the distribution is paid and treated first as a tax-free return of capital to the extent of your adjusted tax basis in each such share and thereafter as capital gain from a sale or other disposition of such share of common stock that is taxed to you as described below under the heading “Gain on Disposition of Common Stock.” Your adjusted tax basis is generally the purchase price of such shares, reduced by the amount of any such tax-free returns of capital.

If you wish to claim the benefit of an applicable treaty rate and to avoid backup withholding tax, as discussed below, for dividends, then you must (a) provide the withholding agent with a properly completed Internal Revenue Service Form W-8BEN (or other applicable form), and certify under penalties of perjury that you are not a U.S. person, as defined in the Code, and are eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders other than corporations or individuals.

If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, then you may obtain a refund of any excess amounts withheld by filing timely an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

You generally will not be subject to U.S. federal income tax with respect to gain realized on the sale or other taxable disposition of our common stock, unless:

•

the gain is effectively connected with a trade or business you conduct in the United States, and, in cases in which certain tax treaties apply, is attributable to a United States permanent establishment or fixed base;

•	if you are an individual, you are present in the U.S. for 183 days or more in the taxable year of the sale or other taxable disposition, and you have a “tax home” in the U.S.; or

•	we are or have been during a specified testing period a “U.S. real property holding corporation” for U.S. federal income tax purposes.

If you are described in the first bullet point above, you will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates, and if you are a foreign corporation, you may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If the second bullet point immediately above is applicable to you, any gain derived on the sale or taxable disposition of our common stock will be subject to a flat 30.0% tax, which may be offset by certain U.S. source capital losses. We believe that we have not been and are not, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding Tax

We must report annually to the Internal Revenue Service and to you the amount of dividends paid to you and amount of tax, if any, withheld with respect to such dividends. The Internal Revenue Service may make the information returns reporting such dividends and withholding available to the tax authorities in the country in which you are resident.

In addition, you may be subject to information reporting requirements and backup withholding tax with respect to dividends paid on, and the proceeds of disposition of, shares of our common stock, unless, generally, you certify under penalties of perjury (usually on Internal Revenue Service Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption. Additional rules relating to information reporting requirements and backup withholding tax with respect to payments of the proceeds from the disposition of shares of our common stock are as follows:

•

If the proceeds are paid to or through the U.S. office of a broker, they generally will be subject to backup withholding tax and information reporting, unless you certify under penalties of perjury (usually on Internal Revenue Service Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption.

•

If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and is not a foreign person with certain specified U.S. connections (a “U.S.-related person”), information reporting and backup withholding tax will not apply.

•

If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or a U.S. related person, they generally will be subject to information reporting (but not to backup withholding tax), unless you certify under penalties of perjury (usually on Internal Revenue Service Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption.

Any amounts withheld under the backup withholding tax rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished by you to the Internal Revenue Service.

New Legislation Relating to Foreign Accounts

Newly enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to foreign intermediaries and certain non-U.S. holders. The legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. The legislation would apply to payments made after December 31, 2012. Prospective investors should consult their tax advisors regarding this legislation.

Underwriting

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc. and J.P. Morgan Securities LLC are acting as joint book-running managers and representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a underwriting agreement among us, the selling stockholders and the underwriters, the selling stockholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling stockholders, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,701,812
Barclays Capital Inc.	1,701,812
J.P. Morgan Securities LLC	1,701,812
Stifel, Nicolaus & Company, Incorporated	441,210
Robert W. Baird & Co. Incorporated	378,180
Piper Jaffray & Co.	378,180

Total	6,303,006

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us and the selling stockholders that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $0.8155 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to the selling stockholders. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option
Public offering price	$29.00	$187,787,174	$210,205,224
Underwriting discount	$1.3593	$8,567,676	$9,852,826
Proceeds, before expenses, to the selling stockholders	$27.6407	$174,219,498	$200,352,398

The expenses of the offering, not including the underwriting discount, are estimated at $500,000 and are payable by us.

Overallotment Option

The selling stockholders have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 945,450 additional shares at the public offering price, less the underwriting discount. The underwriters may exercise this option solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We and the selling stockholders, our executive officers and directors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 90 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc. and J.P. Morgan Securities LLC. Specifically, we and these other persons have agreed, with certain limited exceptions (including exceptions for issuances pursuant to stock incentive and employee purchase plans), not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

New York Stock Exchange Listing

The shares are listed on the New York Stock Exchange under the symbol “VSI.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ overallotment option described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, certain of the underwriters may facilitate Internet distribution for this offering to certain of their Internet subscription customers. Certain of the underwriters may allocate a limited number of shares for sale to their online brokerage customers. An electronic prospectus is available on the Internet web site maintained by certain of the underwriters. Other than the prospectus in electronic format, the information on the Internet web site referred to in the prior sentence is not part of this prospectus supplement.

Conflicts of Interest

J.P. Morgan Securities LLC is a member of the Financial Industry Regulatory Authority, Inc., or “FINRA,” the successor to the National Association of Securities Dealers, Inc., or “NASD.” Under FINRA Rule 2720, we are considered an affiliate of J.P. Morgan Securities LLC because, as stated above, J.P. Morgan Securities LLC has an economic interest in approximately 12% of our common stock outstanding as of October 26, 2010. Certain affiliates of J.P. Morgan Securities LLC will receive a portion of the proceeds of this offering and J.P. Morgan Securities LLC, through these affiliates, will receive in excess of 5% of the net proceeds of this offering. See “Principal and Selling Stockholders.”

The compensation received by the underwriters in connection with this offering combined with any items of value received within a 180 day period prior to the date of this offering does not exceed 8% of the gross proceeds from this offering.

Other Relationships

JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, is agent and issuing bank under our 2009 Revolving Credit Facility, for which they have or will receive customary fees. Chase Lincoln First Commercial Corporation, an affiliate of J.P. Morgan Securities LLC, is a lender under this facility.

IPC, certain of our senior management stockholders and certain of our other non-management stockholders are party to a securityholders agreement that governs certain relationships among, and contains certain rights and obligations of, such stockholders. Pursuant to the agreement, each party agreed to take all action necessary to ensure the persons designated by IPC serve on our Board. Additionally, the securityholders agreement provides that the persons designated by IPC shall comprise a majority of directors on the board of directors of any of the subsidiaries of Vitamin Shoppe, Inc. and of any committee of the Board of Vitamin Shoppe, Inc. or any of its subsidiaries.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities which are the subject of the offering contemplated by this prospectus supplement (the “Shares”) may not be made in that Relevant Member State until this prospectus supplement has been approved by the competent authority in such Member State and published in accordance with the Prospectus Directive as implemented in such Member State except that an offer to the public in such Relevant Member State of any Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	by the Managers to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Shares shall result in a requirement for the publication by Vitamin Shoppe, Inc. or any Manager of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of securities within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of securities through any financial intermediary, other than offers made by the underwriters which constitute the final offering of securities contemplated in this prospectus supplement.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any securities under, the offer of securities contemplated by this prospectus supplement will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(A)	it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(B)	in the case of any securities acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the securities acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where securities have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those securities to it is not treated under the Prospectus Directive as having been made to such persons.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor any other offering or marketing material relating to the offering, the issuer, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Legal Matters

The validity of the securities offered hereby will be passed upon for us by Kirkland & Ellis LLP, New York, New York. Certain partners of Kirkland & Ellis LLP collectively indirectly hold less than 1% of the common stock of Vitamin Shoppe, Inc. The validity of the securities offered hereby will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

Experts

The consolidated financial statements incorporated in the prospectus provided with this prospectus supplement by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements, and other information with the SEC. These reports, proxy statements, and other information can be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including us. These reports, proxy statements and other information are available through the Investor Relations section of our website (http://www.vitaminshoppe.com). Information on our website is not incorporated into this prospectus supplement, the accompanying prospectus or our other SEC filings and is not a part of this prospectus supplement, the accompanying prospectus or those filings.

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933, as amended. This prospectus supplement and the accompanying prospectus do not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. Any statements made in this prospectus supplement concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. You may inspect and copy the registration statement, including exhibits, on the SEC’s website at www.sec.gov or at the SEC’s public reference room.

PROSPECTUS

Vitamin Shoppe, Inc.

Debt Securities, Guarantees of Debt Securities, Common Stock, Preferred Stock, Warrants to Purchase Debt Securities, Warrants to Purchase Common Stock and Warrants to Purchase Preferred Stock

We may offer from time to time, in one or more offerings, our debt and equity securities. This prospectus describes the general terms of these securities and the general manner in which we will offer them. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which we will offer these securities and may also supplement, update or amend information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference herein or therein, before you invest in these securities.

Selling stockholders may also offer up to 9,813,287 shares of our common stock from time to time in connection with this offering and will receive all of the proceeds for any shares offered by them. The securities we offer will have an aggregate public offering price of up to $50,000,000. We will provide specific terms of any offering, including the price to the public of the securities, in supplements to this prospectus. These securities offered by the Company may be offered separately or together in any combination and as separate series.

We and/or selling stockholders may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution”. We and/or selling stockholders, as applicable, reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds, and the net proceeds of any selling stockholders, if applicable, from the sale of securities also will be set forth in the applicable prospectus supplement. The prospectus supplement will also contain more specific information about the offering, including the names of any selling stockholders, if applicable.

Our common stock is listed on the New York Stock Exchange under the symbol “VSI.”

Investing in our securities involves risks. You should carefully consider the information referred to under the heading “Risk Factors” on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 23, 2010

As permitted under the rules of the Securities and Exchange Commission, this prospectus incorporates important information about Vitamin Shoppe, Inc. that is contained in documents that we file with the Securities and Exchange Commission but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the Securities and Exchange Commission at http://www.sec.gov, as well as other sources. See “Where You Can Find More Information.”

You may also obtain copies of the incorporated documents, without charge, upon written request to the office of our Corporate Secretary, 2101 91st Street, North Bergen, New Jersey 07047.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. These securities are not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of those documents.

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we may, at any time and from time to time, in one or more offerings, sell the debt and equity securities described in this prospectus.

This prospectus provides you with a general description of the debt and equity securities we may offer. Each time we use this prospectus to offer debt and equity securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also supplement, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement.

We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the document.

To understand the terms of our debt and equity securities, you should carefully read this prospectus and the applicable prospectus supplement. Together they give the specific terms of the debt and equity securities we are offering. You should also read the documents we have referred you to under “Where You Can Find More Information” and “Incorporation by Reference of Certain Documents” below for information about us. The shelf registration statement, including the exhibits thereto, can be read at the SEC’s website or at the SEC’s Public Reference Room as described under “Where You Can Find More Information.” You should also carefully consider, among other things, the matters discussed in the section entitled “Risk Factors.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information”.

In this prospectus, except as otherwise indicated or as the context otherwise requires, “VSI,” “we,” “our,” the “Company” and “us” refer to Vitamin Shoppe, Inc., a Delaware corporation.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” with respect to the debt and equity securities offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and our debt and equity securities offered by this prospectus, please see the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and website of the SEC referred to above. We maintain a website at http://www.vitaminshoppe.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We are “incorporating by reference” specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below and any future filings (other than pursuant to Items 2.02 and 7.01 of Form 8-K) made with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, including filings made on or after the date hereof:

•	our Annual Report on Form 10-K for the year ended December 26, 2009;

•

our Definitive Proxy Statement filed on April 16, 2010 with the SEC (with respect to information contained in such Definitive Proxy Statement that is incorporated into Part III of our Annual Report on Form 10-K for the year ended December 26, 2009);

•	our Quarterly Reports on Form 10-Q for the quarters ended September 25, 2010, June 26, 2010 and March 27, 2010;

•	our Current Reports on Form 8-K filed on March 8, 2010, April 21, 2010 (excluding Item 2.02), May 25, 2010, June 3, 2010, July 16, 2010 and October 27, 2010 (with respect to Item 8.01 only); and

•	our Registration Statement on Form 8-A/12(b) filed on October 27, 2009.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Our Commission File Number is 001-34507.

In reliance on Rule 12h-5 under the Exchange Act, none of Vitamin Shoppe Industries Inc. nor VS Direct Inc. intends to file annual reports, quarterly reports, current reports or transition reports with the SEC. as this registration statement will not be used to offer securities issued by them other than guarantees of securities issued by VSI or securities guaranteed by VSI. Certain financial information pertaining to Vitamin Shoppe Industries Inc. and VS Direct Inc. will be included in our financial statements filed with the SEC pursuant to the Exchange Act.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website at http://www.vitaminshoppe.com as soon as reasonably practicable after they are filed with, or furnished to, the

SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. You may also obtain a copy of these filings at no cost by writing or telephoning us at the office of our Corporate Secretary, Vitamin Shoppe, Inc. 2101 91st Street, North Bergen, New Jersey 07047.

Except for the documents incorporated by reference as noted above, we do not incorporate into this prospectus any of the information included in our website.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that do not directly or exclusively relate to historical facts. As a general matter, forward-looking statements are those focused upon anticipated events or trends and expectations and beliefs relating to matters that are not historical in nature. The words “believe,” “expect,” “plan,” “intend,” “estimate” or “anticipate” and similar expressions, as well as future or conditional verbs such as “will,” “should,” “would,” and “could,” often identify forward-looking statements. Such forward-looking statements are subject to uncertainties and factors relating to our operations and business environment, any of which are difficult to predict and many of which are beyond our control. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

The following uncertainties and factors, among others (including those set forth under “Risk Factors”), could affect future performance and cause actual results to differ materially from those expressed in or implied by forward-looking statements:

•	unfavorable publicity or consumer perception of our products;

•	the impact of our substantial indebtedness on our financial health;

•	our continued ability to effectively manage and defend litigation matters pending, or asserted in the future, against us, including product liability claims;

•	our ability to obtain insurance coverage at acceptable rates or at all;

•	compliance with government regulations;

•	our ability to maintain and to enter into key purchasing, supply and outsourcing relationships;

•	changes in our raw material costs;

•	increases in fuel prices;

•	disruptions to our warehouse and distribution facility;

•	the ability of our new store base to achieve sales and operating levels consistent with our mature store base;

•	pricing of our products;

•	the maturation of our stores opened since 2006;

•	our ability to protect our brand name;

•	our ability to renew our current leases and enter into new leases on terms acceptable to us;

•	the successful implementation of other strategic initiatives, including, without limitation, opening new stores and improving the functionality of our websites; and

•	our ability to continue to access credit on terms previously obtained for the funding of our operations and capital projects.

OUR COMPANY

We are a leading specialty retailer and direct marketer of vitamins, minerals, herbs, supplements, sports nutrition and other health and wellness products. For each of the past five years, we have been the fastest growing national VMS (vitamins, minerals, herbs, supplements, sports nutrition and other health and wellness products).specialty retailer while maintaining our position as the second largest in retail sales in our industry. We market over 700 different nationally recognized brands as well as our proprietary Vitamin Shoppe, BodyTech and MD Select brands. We believe we offer the greatest variety of products among VMS retailers with approximately 8,000 stock keeping units (“SKUs”) offered in our typical store and an additional 12,000 SKUs available through our Internet and other direct sales channels. We target the dedicated, well-informed VMS consumer and differentiate ourselves by providing high quality products at competitive prices in an educational and high-touch customer service environment. We believe our extensive product offerings, together with our well-known brand name and emphasis on product education and customer service, help us bond with our target customer and serve as a foundation for strong customer loyalty.

RISK FACTORS

You should consider carefully all of the information set forth in this prospectus and the documents incorporated by reference herein, unless expressly provided otherwise, and, in particular, the risk factors described in our Annual Report on Form 10-K for the year ended December 26, 2009, our Quarterly Reports on Form 10-Q for the quarterly periods ended March 27, 2010, June 26, 2010, and September 25, 2010 and certain of our other filings with the SEC. The risks described in any document incorporated by reference herein are not the only ones we face, but are considered to be the most material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of our debt and equity securities offered by this prospectus for general corporate and working capital purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

	Nine Months Ended September 25, 2010	Year Ended
		December 26, 2009	December 27, 2008	December 29, 2007	December 30, 2006	December 31, 2005
Ratio of earnings to fixed charges	2.5x	1.5x	1.4x	1.3x	1.2x	—
Ratio of earnings to fixed charges and preferred dividends	2.5x	1.1x	1.0x	—	—	—

The above ratios reflect preferred stock dividend requirements through October 2009. There were no preferred stock dividend requirements for fiscal 2010 as all previously outstanding preferred shares were redeemed during October 2009. Currently, we have no preferred stock outstanding.

DESCRIPTION OF DEBT SECURITIES

This section summarizes the terms that will generally apply to the debt securities we may offer. The prospectus supplement relating to any particular debt securities will contain most of the financial terms and other specific terms applicable to those securities. Those terms may vary from the terms described here. The prospectus supplement may also describe material federal income tax consequences of the particular securities. As used in this section, “we,” “us,” “our” and “VSI” refer to Vitamin Shoppe, Inc. and not to any of our subsidiaries.

The debt securities that we may issue will be direct, general obligations of VSI and will be unsecured. If guarantees are issued for debt securities that we may issue, the debt securities will be fully and unconditionally guaranteed on a senior or subordinated basis, jointly and severally by one or more of our wholly-owned subsidiaries. We may issue either senior debt securities or subordinated debt securities. Our senior debt securities will rank equally with all other senior unsubordinated indebtedness of VSI. Our subordinated debt securities will be subordinated in right of payment to the prior payment in full of the “senior debt” of VSI, as described below under “Subordination of Subordinated Debt Securities” and in the prospectus supplement applicable to any subordinated debt securities that we may offer.

As required by federal law for all bonds and notes publicly offered by companies, the debt securities will be issued under a document called an “indenture.” An indenture is a contract between us and a corporate trustee. The trustee has two main roles. First, the trustee can enforce debtholders’ rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf described under “Remedies If an Event of Default Occurs.” Second, the trustee performs administrative duties for us, such as sending your interest payments, transferring your securities to a new buyer if you sell and sending you notices.

We will issue any senior debt securities under a “senior debt indenture,” and any subordinated debt securities under a separate “subordinated debt indenture.” Each indenture will be between VSI and a trustee that meets the requirements of the Trust Indenture Act of 1939, as amended. For purposes of the descriptions in this section, we may refer to the senior debt indenture and the subordinated debt indenture as an “indenture” or, collectively, as the “indentures.”

The indentures do not limit the amount of debt securities that may be issued under them. We may issue the debt securities from time to time in one or more series. We are not required to issue all of the debt securities of one series at the same time and, unless otherwise provided in the applicable indenture or prospectus supplement, we may reopen a series and issue additional debt securities of that series without the consent of the holders of the outstanding debt securities of that series.

The prospectus supplement for any particular debt securities will indicate whether the debt securities are senior debt securities or subordinated debt securities and will describe the specific terms of the debt securities. Because this summary and the summary in any prospectus supplement do not contain all of the information you might find useful, you should read the applicable indenture for provisions that may be important to you. The indentures are substantially identical, except that our covenants described in the second paragraph under “Consolidation, Merger or Sale of Assets” and under “Restrictive Covenants in Senior Debt Indenture” are included only in the senior debt indenture and the provisions relating to subordination described under “Subordination of Subordinated Debt Securities” are included only in the subordinated debt indenture. The forms of the indentures are exhibits to the registration statement. See “Where You Can Find More Information” to find out how you can obtain a copy of the registration statement.

Terms of Debt Securities to Be Included in the Prospectus Supplement

The prospectus supplement for any series of debt securities that we may offer will state the price or prices at which the debt securities will be offered and will contain the specific terms of the debt securities of that series. These terms may include the following:

•	the title of the debt securities, whether they are senior debt securities or subordinated debt securities and, if subordinated, the terms of subordination;

•	the aggregate principal amount of the debt securities and any limit on that aggregate principal amount;

•	the assets, if any, that are pledged as security for the payment of the debt securities;

•	the date or dates on which the principal of the debt securities will be payable;

•	the interest rate or rates, if any, and the date or dates from which the interest accrues;

•	the dates on which the interest, if any, is payable and the regular record dates for the interest payment dates;

•	the places where the principal of and any premium and any interest on the debt securities will be payable;

•	whether the offered debt securities are redeemable at our option and, if so, the redemption price or prices and other redemption terms and conditions;

•

whether we must redeem or purchase the offered debt securities according to any sinking fund or similar provision or at the option of the holder of the debt securities, and the period or periods within which, or the date and dates on which, the price or prices at which, and the other terms and conditions upon which the debt securities will be redeemed or purchased, in whole or in part, in accordance with that obligation;

•	if other than denominations of $1,000 and any integral multiple of $1,000, the denominations in which debt securities of the series will be issuable;

•	if other than the principal amount, the portion of the principal amount payable if the maturity of the debt securities is accelerated;

•	whether any index, formula or other method will determine payments of principal or interest and the manner of determining the amount of the payments;

•	if other than U.S. dollars, the currency, currencies or currency units in which the principal of, or any premium or interest on, debt securities of the series will be payable;

•

if the principal or any premium or interest is to be payable, at the election of VSI or the holder, in a currency or currencies other than that or those in which the debt securities are stated to be payable, the currency or currencies in which the payment may be elected to be payable and the periods within which, and the terms and conditions upon which, the election is to be made;

•	whether we have the right to defer payments of interest by extending the interest payment period and the duration of any permissible extension;

•	whether the provisions relating to defeasance and covenant defeasance described under “Defeasance and Covenant Defeasance” apply;

•

if the debt securities will be issued in whole or in part in the form of a book-entry debt security, as described under the heading “Book-Entry Securities,” the depositary for the debt securities and the terms and conditions, if any, upon which the book-entry debt securities may be registered for transfer or exchange in the name of a person other than the depositary or its nominee;

•	any addition to, or change in, the events of default described under “Remedies If an Event of Default Occurs”;

•	any addition to, or change in, the covenants in the indenture applicable to the debt securities;

•	if applicable, the terms of any right to convert or exchange the debt securities into common or preferred stock or depositary shares of VSI;

•	whether the debt securities will be sold as part of units consisting of debt securities and other securities;

•	if applicable, the terms of any guarantee of debt securities;

•	if the debt securities are to be issued upon the exercise of warrants, the time, manner and place for the debt securities to be authenticated and delivered; and

•	any other terms consistent with the applicable indenture.

We may issue some of the debt securities at a substantial discount below their principal amount as “original issue discount securities.” “Original issue discount securities” means that less than the entire principal amount of the securities will be payable upon declaration of acceleration of their maturity. The applicable prospectus supplement will describe any material federal income tax consequences and other considerations that apply to original issue discount securities.

Debt securities may bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate and debt securities issued as part of units consisting of debt securities and other securities may be sold or deemed to be sold at a discount below their stated principal amount. If VSI has the right to defer interest with respect to any debt securities, the holders of these debt securities may be allocated interest income for federal and state income tax purposes without receiving equivalent, or any, interest payments. Any material federal income tax considerations applicable to any discounted debt securities or to debt securities issued at par that are treated as having been issued at a discount for federal income tax purposes will be described in the applicable prospectus supplement.

Subordination of Subordinated Debt Securities

To the extent provided in the subordinated debt indenture, the payment of the principal of, and any premium and interest on, any subordinated debt securities, including amounts payable on any redemption or repurchase, will be subordinated in right of payment to the prior payment in full of all our “senior debt,” as defined below. This means that in some circumstances, if we do not make payments on all of our debt obligations as they come due, the holders of our senior debt will be entitled to receive payment in full of all amounts that are due or will become due on our senior debt before the holders of subordinated debt securities will be entitled to receive any amounts on the subordinated debt securities. These circumstances include:

•	our filing for bankruptcy or the occurrence of other events in bankruptcy, insolvency or similar proceedings;

•	any liquidation, dissolution or winding up of our company, or any assignment for the benefit of our creditors or marshaling of our assets; or

•

acceleration of the maturity of the subordinated debt securities. For example, the entire principal amount of a series of subordinated debt securities may be declared to be due and immediately payable or may be automatically accelerated due to an event of default as described under “Remedies If an Event of Default Occurs”.

In addition, we are not permitted to make payments of principal, any premium or interest on the subordinated debt securities if we default in our obligation to make payments on any senior debt beyond any applicable grace period and do not cure that default, or if an event of default that permits the holders of any senior debt or a trustee on their behalf to accelerate the maturity of the senior debt occurs, or if any judicial proceeding is pending with respect to a payment default or event of default of this kind with respect to senior debt.

These subordination provisions mean that if we are insolvent, a holder of our senior debt may ultimately receive out of our assets more than a holder of the same amount of our subordinated debt.

“Senior debt” means the principal of, any premium and unpaid interest on all of our present and future:

•	indebtedness for money that we borrow;

•	obligations represented by our bonds, debentures, notes or similar instruments;

•	reimbursement obligations under letters of credit relating to indebtedness or other obligations of the kind referred to in the four bullets above; and

•	obligations under our guarantees of the indebtedness or obligations of others of the kind referred to in the five bullets above.

Senior debt does not include any indebtedness that expressly states in the instrument creating or evidencing it that it is not superior in right of payment to the subordinated debt securities. Senior debt also does not include any subordinated debt securities.

The applicable prospectus supplement may further describe the provisions applicable to the subordination of the subordinated debt securities of a particular series. The applicable prospectus supplement will describe the approximate amount, on a recent date, of senior debt outstanding to which the subordinated debt securities of that series will be subordinated. The indentures do not limit the amount of senior debt we are permitted to have, and we may incur additional senior debt after the issuance of any subordinated debt securities.

Conversion or Exchange of Debt Securities

The applicable prospectus supplement will describe the terms, if any, on which a series of debt securities may be converted into or exchanged for VSI common or preferred stock or depositary shares. These terms will include whether the conversion or exchange is mandatory, or is at VSI’s option or the option of the holder. We will also describe in the applicable prospectus supplement how we will calculate the number of securities that holders of debt securities would receive if they were to convert or exchange their debt securities, the conversion price, any other terms related to conversion and any anti-dilution protections.

Consolidation, Merger or Sale of Assets

The indentures generally permit VSI to consolidate with or merge into another company. They also permit us to sell substantially all our assets to another company. However, we may not take any of these actions unless the following conditions are met:

•

If we merge out of existence or sell our assets, the resulting entity must agree to be legally responsible for the debt securities and be a corporation, partnership or trust organized and existing under the laws of the United States or any province or territory thereof, the United States, any state thereof or the District of Columbia or, if such transaction would not impair your rights, any other country provided the successor entity assumes our obligations under the debt securities and the indenture to pay additional amounts; and

•

The merger, sale of assets or other transaction must not cause a default on the debt securities. For purposes of this no-default test, a default would include any event of default described below under “Remedies If an Event of Default Occurs” that has occurred and is continuing. A default for this purpose would also include any event that would be an event of default if the requirement for giving us default notice or the requirement that the default had to exist for a specific period of time was disregarded.

If we merge out of existence or sell substantially all our assets, the surviving or acquiring entity will be substituted for VSI in the indentures with the same effect as if it had been an original party to the indentures. After a merger or sale of substantially all our assets, the surviving or acquiring entity may exercise VSI’s rights and powers under each indenture, and VSI will be released from all its liabilities and obligations under the indenture and under the debt securities.

Modification and Waiver

Modification

There are three types of changes we can make to the indentures and the debt securities.

Changes Requiring Approval of All Holders. First, there are changes that cannot be made to the indenture and the debt securities issued under that indenture without the approval of the holder of each debt security affected by the changes:

•	change the stated maturity of the principal of or interest on any debt security;

•	reduce any amounts due on any debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	impair the right of the holders to sue for payment;

•	impair any right that a holder of a debt security may have to exchange or convert the debt security for or into our common stock or preferred stock;

•	reduce the percentage of the securities of any series whose holders’ consent is needed to modify the indenture;

•	reduce the percentage of the securities of any series whose holders’ consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults;

•	in the case of subordinated debt securities, modify the ranking or priority of the securities in a way that is adverse to the holders in any material respect; or

•

modify any aspect of the provisions dealing with modification and waiver of the indenture, except to increase any required percentage referred to above or to add to the provisions that cannot be changed or waived without consent of the holder of each affected debt security.

Changes Requiring Consent by the Holders of 50% of the Debt Securities of Each Affected Series. The second type of change to the indenture and the debt securities issued under that indenture requires a vote in favor by holders owning more than 50% of the principal amount of the debt securities of each series affected by the change. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the debt securities in any material respect.

Changes Not Requiring Approval. The third type of change does not require any consent by holders of the debt securities. This type is limited to clarifications and other changes that would not adversely affect holders of the debt securities in any material respect and changes that affect only debt securities to be issued under the indenture after the changes take effect.

Waiver

A vote in favor by holders owning a majority of the principal amount of the debt securities of an affected series would be required for us to obtain a waiver of all or part of the restrictive covenants described below under “Restrictive Covenants in Senior Debt Indenture” or a waiver of a past default with respect to the series. However, we cannot obtain a waiver of a payment default or any other aspect of either indenture or the debt securities listed above under “Changes Requiring Approval of All Holders” unless we obtain the individual consent of each holder of securities affected by the change.

Rules Concerning Voting

When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•

For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of these securities were accelerated to that date because of a default.

•	For debt securities whose principal amount is not known, because, for example, it is based on an index, we will use a special rule described in the prospectus supplement.

•	For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent.

Debt securities will not be considered outstanding and will, therefore, not be eligible to vote if we have deposited or set aside in trust for the holders money for their payment or redemption. In addition, securities will not be eligible to vote if they have been fully defeased as described under “Defeasance and Covenant Defeasance — Full Defeasance”.

Also, securities that we or our affiliates own will not be considered outstanding. However, securities so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the trustee’s satisfaction the pledgee’s right to vote with respect to the securities and that the pledgee is not one of the persons referred to in the preceding sentence.

In certain circumstances, we or the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series of debt securities, that vote or action may be taken only if holders of the required percentage of outstanding debt securities vote within 90 days of the record date to approve taking the action.

Remedies If an Event of Default Occurs

If you are the holder of a subordinated debt security, all the remedies available upon the occurrence of any event of default under the subordinated debt indenture will be subject to the restrictions on the subordinated debt securities described above under “Subordination of Subordinated Debt Securities.”

Each indenture defines an “event of default” with respect to the debt securities of any series to mean any of the following:

•	our failure to pay interest on a debt security of that series within 30 days after its due date;

•

our failure to pay the principal of, or any premium on, a debt security of that series at its due date, and continuance of that failure for a period of 30 days if the security became due by its terms as a result of a sinking fund provision;

•	our failure to deposit any sinking fund payment with respect to debt securities of that series within 30 days after it becomes due;

•

our failure to perform, or breach of, any other covenant or warranty of VSI in the indenture with respect to debt securities of that series that continues for 90 days after a written notice to us by the applicable trustee or to us and the trustee by the holders of at least 25% of the principal amount of the outstanding debt securities of that series stating that we are in default;

•	our filing for bankruptcy or the occurrence of other specific events of bankruptcy, insolvency, or reorganization; and

•	the occurrence of any other event of default with respect to any debt securities of that series described in the prospectus supplement.

If an event of default applicable to any series of debt securities then outstanding occurs and continues, the applicable trustee or the holders of at least 25% of the principal amount of the outstanding debt securities of that series will have the right to declare the entire principal of all the debt securities of that series to be due and payable immediately. If the event of default occurs because of specified events in bankruptcy, insolvency or reorganization relating to VSI, the entire principal amount of the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. Each of the situations described above is called a declaration of acceleration of maturity. Under certain circumstances, the holders of a majority of the principal amount of the securities of that series may cancel the declaration of acceleration of maturity and waive the past defaults.

For most defaults under either indenture with respect to any series of debt securities, the trustee will be required to give to the holders of the securities of the series notice of a default known to it within 90 days of the occurrence of the default. For these purposes, a default is defined as the occurrence of any of the events set forth in the events of default in the indenture, without any grace periods and regardless of notice. For defaults described in the fourth bullet from the top in this subsection, the trustee is not to give notice until at least 30 days after the occurrence of the default. The trustee may withhold notice of any default, except in the payment of principal or interest or any sinking fund installment, if it decides in good faith that withholding notice is in the interests of the holders.

Generally, the trustee is not required to take any action under the relevant indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liabilities. This protection is called an “indemnity.” If they provide this indemnity, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee to exercise any other action permitted under the applicable indenture. The trustee may decline to act if the direction given is contrary to law or the applicable indenture.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and is continuing;

•

The holders of not less than 25% in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

•	The trustee must not have taken action for 60 days after receipt of the above notice, request and offer of indemnity; and

•

During those 60 days, the holders of a majority in principal amount of the debt securities of the relevant series must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of the debt securities of the relevant series.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date.

Defeasance and Covenant Defeasance

The following discussion of defeasance and covenant defeasance will be applicable to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the prospectus supplement.

Full Defeasance

If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities of a series (called “full defeasance”) on the 91st day after the date of the deposit referred to in the first bullet below if we satisfy the conditions below:

•

We must deposit in trust for the benefit of all holders of the debt securities a combination of cash and U.S. government obligations or U.S. government agency obligations unconditionally guaranteed by the United States (or if the debt securities are in a foreign currency, foreign government securities in the same foreign currency) that will generate enough cash to pay principal and any premium and any interest on the debt securities on their various due dates.

•

There must be a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.

•	We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.

•

In the case of any subordinated debt securities, at the time of the deposit referred to above, no payment default on any senior debt may have occurred and be continuing, no acceleration of the maturity of any senior debt upon any event of default may have occurred and be continuing and no other event of default with respect to any senior debt may have occurred and be continuing permitting (after notice or lapse of time or both) the holders of the senior debt or a trustee on their behalf to accelerate the maturity of the senior debt.

•

We must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that the above conditions and all other conditions to defeasance under the applicable indenture have been complied with.

If we ever fully defeased your debt securities, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. If the debt securities are subordinated debt securities, their holders would be released from the subordination provisions described under “Subordination of Subordinated Debt Securities.”

Covenant Defeasance

Under current federal tax law, we can make the same type of deposit described above and be released from certain restrictive covenants relating to your debt security that may be described in your prospectus supplement. The release from these covenants is called “covenant defeasance.” In that event, you would lose the protection of these covenants, and any omission to comply with them would not constitute an event of default. You would, however, gain the protection of having cash and securities set aside in trust to repay the debt securities. If the debt securities are subordinated, their holders would be released from the subordination provisions described above under “Subordination of Subordinated Debt Securities”. In order to achieve covenant defeasance, we must do the following:

•

We must deposit in trust for the benefit of all holders of the debt securities a combination of cash and U.S. government obligations or U.S. government agency obligations unconditionally guaranteed by the United States (or if the debt securities are in a foreign currency, foreign government securities in the same foreign currency) that will generate enough cash to pay principal and any premium and any interest on the debt securities on their various due dates.

•

We must deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make that deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

•

In the case of any subordinated debt securities, at the time of the deposit referred to above, no payment default on any senior debt may have occurred and be continuing, no acceleration of the maturity of any senior debt upon any event of default may have occurred and be continuing and no other event of default with respect to any senior debt may have occurred and be continuing permitting (after notice or lapse of time or both) the holders of the senior debt or a trustee on their behalf to accelerate the maturity of the senior debt.

•

We must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that the above conditions and all other conditions to defeasance under the applicable indenture have been complied with.

If we accomplish covenant defeasance with regard to your debt securities, the following provisions of the applicable indenture and the debt securities would no longer apply:

•	If your debt securities are senior debt securities, certain restrictions.

•	Any other covenants applicable to the series of debt securities described in the prospectus supplement.

•	The events of default relating to breach of covenants described above under “Remedies If an Event of Default Occurs.”

•	If the securities are subordinated, the subordination provisions of the debt securities described above under “Subordination of Subordinated Debt Securities.”

If we accomplish covenant defeasance, the holders of the debt securities could still look to us for repayment of those securities if there were a shortfall in the trust deposits. If a remaining event of default occurred and the debt securities became immediately due and payable, there could be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Legal Ownership; Street Name and Other Indirect Owners

Investors who hold securities in accounts at banks or brokers will generally not be recognized by us as legal holders of securities. This is called holding in “street name.” Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the securities, either because they agree to do so in their customer agreements or because they are legally required to. If you hold securities in street name, you should check with your own institution to find out:

•	How it handles securities payments and notices.

•	Whether it imposes fees or charges.

•	How it would handle voting if ever required.

•	Whether and how you can instruct it to send you securities registered in your own name so you can be a holder as described below.

•	How it would pursue rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests.

Registered Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons who are registered as holders of securities. As noted above, we do not have obligations to you if you hold securities in street name or by other indirect means, either because you choose to hold securities in that manner or because the securities are issued in the form of book-entry securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Book-Entry Securities

What is a Book-Entry Security? A book-entry security is a special type of indirectly held security, as described above under “Street Name and Other Indirect Owners”. If we choose to issue securities in the form of book-entry securities, the ultimate beneficial owners can only be indirect owners. We do this by requiring that the book-entry security be registered in the name of a financial institution we select and by requiring that the securities included in the book-entry security not be transferred to the name of any other holder unless the special circumstances described below occur. The financial institution that acts as the sole holder of the book-entry security is called the “depositary.” Any person wishing to own a security must do so indirectly by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement indicates whether your series of securities will be issued only in the form of book-entry securities.

Special Investor Considerations for Book-Entry Securities. As an indirect owner, an investor’s rights relating to a book-entry security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of securities and instead deal only with the depositary that holds the book-entry security.

An investor should be aware that if securities are issued only in the form of book-entry securities:

•

The investor cannot get securities registered in his or her own name and cannot receive physical certificates for his or her interest in the securities, except in the special situations we describe below.

•

The investor will be a street name owner and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities. See “Street Name and Other Indirect Owners” for information about these procedures.

The investor may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates

•

The investor may not be able to pledge his or her interest in the securities in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

•

The depositary’s policies will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the book-entry security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the book-entry security. We and the trustee also do not supervise the depositary in any way.

•	The depositary will require that interests in a book-entry security be purchased or sold within its system using same-day funds and your broker or bank may require you to do so as well.

Special Situations When a Book-Entry Security Will Be Terminated

In a few special situations described below, a book-entry security will terminate and interests in it will be exchanged for physical certificates representing the securities it represented. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in securities transferred to their own name, so that they will be holders. The rights of street name investors and holders in the securities are described under “Street Name and Other Indirect Owners” and “Registered Holders.”

The special situations for termination of a book-entry security are:

•

If the depositary notifies us that it is unwilling or unable to continue as depositary, or ceases to be a clearing agency registered under applicable law, and we have not appointed a successor depositary within 90 days.

•	If we notify the trustee that we wish to terminate the book-entry security.

•	If an event of default on the securities has occurred and is continuing. Defaults are discussed above under “Remedies If an Event of Default Occurs.”

The prospectus supplement may also list additional situations for terminating a book-entry security that would apply only to the particular series of securities covered by the prospectus supplement.

If a book-entry security is terminated, only the depositary, and not we or the trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the book-entry security will be registered and, therefore, who will be the holders of those securities.

Certificated Debt Securities

If we issue certificated debt securities, they will be registered in the name of the holder of the debt security. Holders may transfer or exchange these certificated debt securities without the payment of any service charge, other than any tax or other governmental charge, by contacting the trustee.

We will pay principal of, and any premium and interest on, certificated debt securities at designated places, or we may choose to make these payments by check mailed to the persons in whose names the debt securities are registered or by wire transfer to their accounts, on days specified in the prospectus supplement.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

About the Trustee and Paying Agent

The trustee under both the senior debt indenture and the subordinated debt indenture will be named when debt securities are issued.

If an event of default, or an event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded, occurs, the trustee may be considered to have a conflicting interest with respect to the securities offered by this prospectus and any accompanying prospectus supplement, or with respect to the securities outstanding under that other indenture, for purposes of the Trust Indenture Act of 1939, as amended. In that case, the trustee may be required to resign as trustee under the indenture under which the securities offered by this prospectus and any accompanying prospectus supplement will be issued, and we would be required to appoint a successor trustee.

At any time, the trustee under either indenture may resign or be removed by the holders of at least a majority in principal amount of any series of the outstanding debt securities of that indenture. If the trustee resigns, is removed or becomes incapable of acting as trustee, or if a vacancy occurs in the office of the trustee for any reason, a successor trustee will be appointed in accordance with the provisions of the indenture.

The trustee will act as paying agent for the debt securities unless a different paying agent is identified in any prospectus supplement.

DESCRIPTION OF COMMON STOCK

The following summary is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of the Delaware General Corporation Law (the “DGCL”).

Authorized Capital Stock

Our authorized capital stock consists of 400,000,000 shares of common stock, par value $0.01 per share and 250,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Upon the liquidation, dissolution or winding up of our company, the holders of our common stock are entitled to receive their ratable share of the net assets of our company available after payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription or redemption rights. The outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

The our board of directors (our “Board”) has the authority, without any further vote or action by the stockholders, to issue preferred stock in one or more series and to fix the preferences, limitations and rights of the shares of each series, including:

•	dividend rates;

•	conversion rights;

•	voting rights;

•	terms of redemption and liquidation preferences; and

•	the number of shares constituting each series.

The authority possessed by our Board to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of our company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our Board may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock. There are no current agreements or understandings with respect to the issuance of preferred stock and our Board has no present intention to issue any shares of preferred stock.

Antitakeover Effects of Provisions of the Certificate of Incorporation and Bylaws

Stockholders’ rights and related matters are governed by the DGCL, our certificate of incorporation and our bylaws. Provisions of the DGCL, our certificate of incorporation, and our bylaws, which are summarized below, may discourage or make more difficult a takeover attempt that a stockholder might consider in its best interest. These provisions may also adversely affect prevailing market prices for our common stock.

Board Of Directors

The Board has the authority to fill any vacancy on the Board, whether such vacancy occurs as a result of an increase in the number of directors or otherwise.

Stockholder Action By Written Consent; Special Meetings

Our certificate of incorporation permits stockholders to take action by written consent in lieu of an annual or special meeting except that if IPC owns shares entitled to cast at least a majority of the votes entitled to be cast in the election of directors, action may be taken by written consent.

Our bylaws provide that special meetings of stockholders may only be called by:

•	the chairman of the Board;

•	the chief executive officer;

•	the president;

•	the secretary; and

•	written request of the Board or of a committee of the Board whose powers include the power to call such meetings.

Antitakeover Legislation

As a Delaware corporation, by an express provision in our certificate of incorporation, we have elected to “opt out” of the restrictions under Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

•

Prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

Upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time such transaction commenced, excluding, for purposes of determining the number of shares outstanding, (1) shares owned by persons who are directors and also officers of the corporation and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

On or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

In this context, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status owned, 15% or more of a corporation’s outstanding voting securities.

A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from amendments approved by holders of at least a majority of the corporation’s outstanding voting shares. We elected to “opt out” of Section 203 by an express provision in our certificate of incorporation.

Certificate of Incorporation Provisions Relating to Corporate Opportunities and Interested Directors

In order to address potential conflicts of interest between us and IPC, our certificate of incorporation contains provisions regulating and defining the conduct of our affairs as they may involve IPC and its officers, directors or employees, and our powers, rights, duties and liabilities and those of our officers, directors and stockholders in connection with our relationship with IPC. In general, these provisions recognize that we and IPC may engage in the same or similar business activities and lines of business, have an interest in the same areas of corporate opportunities and that we and IPC will continue to have contractual and business relations with each other, including service of officers and directors of IPC serving as our directors.

Our certificate of incorporation provides that, subject to any contractual provision to the contrary, IPC will have no duty to refrain from:

•	engaging in the same or similar business activities or lines of business as us;

•	any decision or action by IPC to assert or enforce its rights under any agreement or contract with us;

•	doing business with any of our clients or customers; or

•	employing or otherwise engaging any of our officers or employees.

Under our certificate of incorporation, neither IPC nor any officer, director or employee of IPC, except as described in the following paragraph, will be liable to us or our stockholders for breach of any fiduciary duty by reason of any such activities. Our certificate of incorporation provides that IPC is not under any duty to present any corporate opportunity to us which may be a corporate opportunity for IPC and us and IPC will not be liable to us or our stockholders for breach of any fiduciary duty as our stockholder by reason of the fact that IPC pursues or acquires that corporate opportunity for itself, directs that corporate opportunity to another person or does not present that corporate opportunity to us.

When one of our directors or officers who is also a director, officer or employee of IPC learns of a potential transaction or matter that may be a corporate opportunity for both us and IPC, our certificate of incorporation provides that the director or officer:

•	will have fully satisfied his or her fiduciary duties to us and our stockholders with respect to that corporate opportunity;

•	will not be liable to us or our stockholders for breach of fiduciary duty by reason of IPC’s actions with respect to that corporate opportunity;

•	will be deemed to have acted in good faith and in a manner he or she believed to be in, and not opposed to, our best interests for purposes of our certificate of incorporation; and

•

will be deemed not to have breached his or her duty of loyalty to us or our stockholders and not to have derived an improper personal benefit therefrom for purposes of our certificate of incorporation,

if he or she acts in good faith in a manner consistent with the following policy:

•

a corporate opportunity offered to any of our officers or directors who is also a director, officer, or employee of IPC will belong to us, only if that opportunity is expressly offered in writing to that person solely in his or her capacity as our director or officer, and not separately offered to IPC or any of its officers, directors or employees; and

•	otherwise such opportunity shall belong to IPC.

For purposes of our certificate of incorporation, “corporate opportunities” include business opportunities that we are financially able to undertake, that are, from their nature, in our line of business, are of practical advantage to us and are ones in which we have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of IPC or its officers or directors will be brought into conflict with our self-interest.

Our certificate of incorporation also provides that no contract, agreement, arrangement or transaction between us and IPC or any entity affiliated with IPC will be void or voidable solely for the reason that IPC is a party to such agreement or by reason of the execution of any contract or agreement by an officer, director or employee of IPC who is also an officer or director of ours; and each such officer, director and employee:

•	will have fully satisfied and fulfilled its fiduciary duties to us and our stockholders with respect to the contract, agreement, arrangement or transaction;

•	will not be liable to us or our stockholders for breach of fiduciary duty by reason of entering into, performance or consummation of any such contract, agreement, arrangement or transaction;

•	will be deemed to have acted in good faith and in a manner it reasonably believed to be in, and not opposed to, the best interests of us for purposes of our certificate of incorporation; and

•	will be deemed not to have breached its duties of loyalty to us and our stockholders and not to have derived an improper personal benefit therefrom for purposes of our certificate of incorporation;

if:

•

the material facts as to the contract, agreement, arrangement or transaction are disclosed or are known to our Board or the committee of our Board that authorizes the contract, agreement, arrangement or transaction and our Board or that committee in good faith authorizes the contract, agreement, arrangement or transaction by the affirmative vote of a majority of the disinterested directors;

•

the material facts as to the contract, agreement, arrangement or transaction are disclosed or are known to one or more of our officers or employees who are not “interested” and who were authorized to approve such transaction and the contract, agreement, arrangement or transaction is specifically approved in good faith by one or more of our officers or employees who are not “interested” and who were authorized to approve such transaction; or

•	the transaction, judged according to the circumstances at the time of the commitment, was fair to us; or

•	the transaction or agreement was approved by an affirmative vote of a majority of the shares of common stock entitled to vote, excluding IPC or any interested person.

Any person purchasing or otherwise acquiring any interest in any shares of our capital stock will be deemed to have consented to these provisions of our certificate of incorporation.

References to “IPC” in the this “Description of Capital Stock” includes Irving Place Capital Management, L.P., and its affiliates, and certain funds with an economic interest in our common stock.

Limitation of Liability of Directors

Our certificate of incorporation provides that none of our directors shall be liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent otherwise required by the DGCL. The effect of this provision is to eliminate our rights, and our stockholders’ rights, to recover monetary damages against a director for breach of a fiduciary duty of care as a director. This provision does not limit or eliminate our right, or the right of any stockholder, to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director’s duty of care. In addition, our certificate of incorporation provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. These provisions will not alter the liability of directors under federal or state securities laws. Our certificate of incorporation and by-laws also includes provisions for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the DGCL. Further, we intend to enter into indemnification agreements with certain of our directors and officers which require us, among other things, to indemnify them against certain liabilities which may arise by reason of the directors’ status or service as a director, so long as the indemnitee acted in good faith. We also intend to maintain director and officer liability insurance, if available on reasonable terms.

Listing

Our common stock is listed on the NYSE under the symbol “VSI.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services.

DESCRIPTION OF PREFERRED STOCK

We have the ability to issue 250,000,000 shares of preferred stock, in series with such terms as our board of directors may determine. Any such series of preferred shares could have rights equal or superior to the rights of our common shares.

The following briefly summarizes the provisions of our articles that would be important to holders of our preferred shares. The following description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our articles which is an exhibit to the registration statement which contains this prospectus. The description of most of the financial and other specific terms of your series will be in the prospectus supplement accompanying this prospectus. We encourage you to review complete copies of our articles and By-laws.

The specific terms of your series of preferred shares as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your series of preferred shares. The terms in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Our Authorized Preferred Shares

Under our amended and restated certificate of incorporation, our board of directors is authorized, without further action by our shareholders, to issue at any time up to 250,000,000 shares of preferred stock. Our board of directors may from time to time before the issue thereof fix the number of shares in, and determine the designation, rights, privileges, restrictions and conditions attaching to, each series of preferred shares. The preferred shares shall be entitled to priority over the common shares and all other shares ranking junior to the preferred shares with respect to the payment of dividends and the distribution of our assets in the event of any liquidation, dissolution or winding-up or other distribution of our assets among our shareholders for the purpose of winding-up our affairs. Except as otherwise provided by law or as may be required by the rules of the applicable national securities exchange or quotation service, the holders of the preferred shares shall not, as such, be entitled to receive notice of or to attend any meeting of our shareholders and shall not be entitled to vote at any such meeting. Without limiting the generality of the foregoing, the holders of the preferred shares shall not be entitled to vote separately as a class on any proposal to amend our amended and restated certificate of incorporation to:

•

increase or decrease any maximum number of authorized preferred shares, or increase any maximum number of authorized shares of a class having rights or privileges equal or superior to the preferred shares;

•	effect an exchange, reclassification or cancellation of all or part of the preferred shares; or

•	create a new class of shares equal or superior to the preferred shares.

The prospectus supplement relating to the particular series of preferred shares will contain a description of the specific terms of that series as fixed by our board of directors, including, as applicable:

•	the offering price at which we will issue the preferred shares;

•	the title, designation of number of preferred shares and stated value of the preferred shares;

•

the dividend rate or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether dividends will be cumulative or noncumulative, and, if cumulative, the dates from which dividends will begin to cumulate;

•	any conversion or exchange rights;

•	whether the preferred shares will be subject to redemption and the redemption price and other terms and conditions relative to the redemption rights;

•	any liquidation rights;

•	any voting rights; and

•	any other rights, preferences, privileges, limitations and restrictions that are not inconsistent with the terms of our amended and restated certificate of incorporation.

When we issue and receive payment for the preferred shares, the shares will be fully paid and non-assessable, which means that the holders will have paid their purchase price in full and we may not ask them to surrender additional funds.

The rights of holders of the preferred shares offered may be adversely affected by the rights of holders of any preferred shares that may be issued in the future. Our board of directors may cause the preferred shares to be issued in public or private transactions for any proper corporate purposes and may include issuances to obtain additional financing in connection with acquisitions, and issuances to officers, directors and employees pursuant to benefit plans. Our board of directors’ ability to issue preferred shares may discourage attempts by others to acquire control of us without negotiation with our board of directors, as it may make it difficult for a person to acquire us without negotiating with our board of directors.

Transfer Agent and Registrar

The transfer agent, registrar and dividend disbursement agent for the special shares will be stated in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt or equity securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants which may be exercised at any time; and

•	information with respect to book-entry procedures, if any.

Exercise of Warrants

Each warrant will entitle the holder of warrants to purchase for cash the amount of debt or equity securities, at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the prospectus supplement relating to the warrants, unless otherwise specified in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the prospectus supplement relating to the warrants. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the debt or equity securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

SELLING STOCKHOLDERS

Information about selling stockholders, if any, including their identities and the common stock to be registered on their behalf, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference into this prospectus. Such selling stockholders may include IPC/Vitamin LLC, other existing stockholders, our executive officers and our directors. The selling stockholders may offer up to 9,813,287 shares of our common stock from time to time in connection with this offering.

All of the common stock to be offered by the selling stockholders under the registration statement of which this prospectus is a part is issued and outstanding as of the date (or securities convertible into such common stock) of the filing of the registration statement of which this prospectus is a part. Selling stockholders shall not sell any of our common stock pursuant to this prospectus until we have identified such selling stockholders in a subsequent prospectus supplement. However, the selling stockholders may sell or transfer all or a portion of their common stock pursuant to any available exemption from the registration requirements of the Securities Act. IPC/Vitamin LLC acquired its shares of common stock, and shares of preferred stock that have been converted for shares of common stock, upon the acquisition by IPC/Vitamin LLC and other investors of our shares of common stock in 2002 and in connection with our reorganization in our initial public offering including the conversion of then existing preferred stock. The other selling stockholders acquired their shares (or securities exercisable into shares of common stock) in the same manner, as a result of equity grants made by us, or upon employment with us.

PLAN OF DISTRIBUTION

We and/or selling stockholders may sell the securities in and outside the United States through underwriters or dealers, directly to purchasers, including our affiliates, through agents, or through a combination of any of these methods. Additionally, the selling stockholders may be deemed underwriters with respect to the shares that they are offering for resale. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents; and

•	any information about selling stockholders, if applicable.

Sale Through Underwriters or Dealers

If underwriters are used in the sale of any of these securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in any prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell these securities for public offering and sale may make a market in those securities, but they will not be obligated to and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We and/or selling stockholders may sell the securities directly, and not through underwriters or agents. Securities may also be sold through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We and/or selling stockholders may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, as amended, or the Securities Act, with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we and/or selling stockholders may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us or selling stockholders, if applicable, at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We and/or selling stockholders may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for, us or selling stockholders in the ordinary course of their businesses.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Kirkland & Ellis LLP, New York, New York. Certain partners of Kirkland & Ellis LLP collectively indirectly hold less than 1% of the common stock of Vitamin Shoppe, Inc.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

6,303,006 Shares

Vitamin Shoppe, Inc.

Common Stock

Prospectus Supplement

Joint Book-Running Managers

BofA Merrill Lynch	Barclays Capital	J.P.Morgan

Co-Managers

Stifel Nicolaus Weisel	Baird	PiperJaffray

The date of this prospectus supplement is December 1, 2010